WIRELESS APPLICATION DISTRIBUTION AGREEMENT

THIS WIRELESS APPLICATION DISTRIBUTION AGREEMENT is entered into as of the 31th day of March, 2006 (the **"Effective Date"**), by and between InfoByPhone, Inc. doing business as AskMeNow, a corporation incorporated under the laws of Delaware having its principal place of business at 26 Executive Park Suite 250, Irvine, California 92614 (**"VENDOR"**) and **Rogers Wireless Partnership,** a partnership organized under the laws of Ontario, having a place of business at One Mount Pleasant Road, Toronto, Ontario M4Y 2Y5 ("**Rogers**"). VENDOR and Rogers may be referred to herein each as a **"Party"** and together, as the **"Parties"**.

WHEREAS VENDOR has developed and is the owner of software technology which can be accessed from wireless devices;

AND WHEREAS Rogers wishes to obtain from the VENDOR a license to use and distribute such software technology to its customers, as part of its wireless offering;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1 **Definitions**. In this Agreement, the following terms will have the following meanings:

"Acceptance Notice" shall have the meaning ascribed thereto in Section 5.1;

"Acceptance Testing" shall have the meaning ascribed thereto in Section 5.1;

"**Contextual Advertising**" means a variety of messaging incorporated into the answers sent back to AskMeNow End Users. Advertisements will be targeted by category, keyword and content that relate to sponsor demographics.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person or one or more of the other Affiliates of that Person (or a combination thereof).

"Agreement" means this Wireless Applications Distribution Agreement, the Schedules attached hereto and any other documents included by reference, as each may be amended from time to time in accordance with the terms of this Agreement;

"Application" means AskMeNow, as more fully described in Schedule A;

"Business Day" means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario, as applicable;

"Client" means the software component of the Application which is installed on End User Devices and hosted on the Server;

"Commercial Launch Date" means the date upon which the Application is first made generally available to End Users on the Rogers Service, in Rogers' sole discretion but not later than 45 days from the date of execution hereof;

"Confidential Information" means any information which is confidential in nature or that is treated as being confidential by a Party or by any of its Affiliates and that is furnished by or on behalf of such Party or any of its Affiliates (collectively, the "**Disclosing Party"**) to the other Party or to any of its Affiliates (collectively, the "**Receiving Party"**) (whether such information is or has been conveyed verbally or in written or other tangible form, and whether such information is acquired directly or indirectly such as in the course of discussions or other investigations by the Receiving Party), including, but not limited to, the terms of this Agreement, trade secrets and technical, patents, copyright, formulas, marketing, advertising, financial, commercial, sales or business information and data, ideas, concepts, written materials, compositions, drawings, diagrams,software programs, studies, work in progress, visual demonstrations inventions, methods, techniques, processes, designs, or know-how that is considered and treated as being confidential by the Disclosing Party, in oral, written, graphic, electronic, or any other form or medium whatsoever or confidential information from Rogers' third party suppliers or service providers.

Information or materials that otherwise fall within the definition of Confidential Information above will nevertheless not be considered **"Confidential Information"** to the extent that the information or material: (a) becomes known to the general public without fault or breach on the part of the Receiving Party; (b) is customarily provided by the Disclosing Party to others without restriction on disclosure; (c) is received by the Receiving Party from a third party without breach of a nondisclosure obligation and without restriction on disclosure; (d) that the Receiving Party can show with documentary evidence was in the possession of the Receiving Party prior to disclosure by the Disclosing Party; or (e) is independently developed by the Receiving Party's personnel having no access to similar confidential information obtained from the Disclosing Party;

"**Connection**" means the VPN connection between Rogers' facilities and VENDOR's facilities for billing purposes of this Agreement;

"Correction Notice" shall have the meaning ascribed thereto in Section 5.1;

"Deficiency Notice" shall have the meaning ascribed thereto in Section 5.1;

"Device" means any mobile device that enables End Users to access the Rogers Service as specified in Schedule B as may be amended by Rogers from time to time;

"Documentation" means the manuals and other textual and graphical material accompanying the Application, relating to the design, operation or use of the Application, and whether in paper, electronic, digital or any other form;

"**End User**" means any end user of the Rogers Service, or the services of its Affiliates and its resellers (including its Mobile Virtual Network Operators ("MVNOs"));

"**Intellectual Property**" means anything that is or may be protected by an Intellectual Property Right such as, but not limited to, works (including computer programs), performances, discoveries, inventions, trade-marks (including trade names and service marks), trade secrets, industrial designs, confidential information (including Confidential Information as defined herein), mask work and integrated circuit topographies;

"**Intellectual Property Right**" means any right that is or may be granted or recognised under any federal, provincial, state or local law regarding patents, copyrights, moral rights, trade-marks, trade names, service marks, confidential information (including Confidential Information as defined herein), industrial designs, mask work, integrated circuit topography, privacy, publicity, celebrity and personality rights and any other statutory provision or common or civil law principle regarding intellectual and industrial property, whether registered or unregistered, and including rights in any application, registration, licence, sub-licence, franchise or agreement for any of the foregoing;

"**Launch Period**" shall have the meaning ascribed thereto in Section 5.1;

"**Mark**" means trade names, trade-marks, service marks, logos, marks or other business identifiers of any entity;

"**Minimum Fee**" means the fee set forth in Schedule E with respect to the Application.

"**Monthly Revenue**" means 90% of the total number of Successful Purchases multiplied by the higher of: (i) the Retail Price; or (ii) the Minimum Fee;

"**Person**" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, association, joint venture or other entity or governmental entity or group, and pronouns have a similarly extended meaning;

"**Renewal Term**" shall have the meaning ascribed thereto in Section 2;

"**Retail Price**" means the price billed to End Users by Rogers, excluding all applicable taxes thereon, in connection with the Application, at the exclusion of any other service or feature provided by Rogers to the End Users;

"**Revenue Share**" means the revenue share set forth in Schedule E attached hereto with respect to the hosting, resale, licensing and distribution of the Application, as applicable;

"Rogers Competitors" means the carriers, resellers, wholesalers or mobile virtual network operators (also referred to as MVNOs) offering mobile wireless services in Canada;

"Rogers Marks" means those Marks of Rogers and its licensors used in conjunction with the Rogers Service as identified by Rogers from time to time during the Term;

"Rogers Service" means the wireless data services delivered over Rogers' wireless data network;

"Rogers User Data" means all information collected or developed by Rogers regarding its customers who are End Users under this Agreement or derived specifically from End Users' use of the Rogers Service or the Rogers network, including without limitation, Application usage, details concerning the Devices, the Mobile Identification Number (MIN) issued by Rogers to identify an End User, the Electronic Serial Number (ESN) associated with a Device and the Network Access Identifier (NAI);

"Rogers Web/WAP Interfaces" means the interfaces through which Rogers will present and distribute the Application to the End Users, including but not limited to Rogers PC web site, Rogers Portal PC web site, and Rogers WAP Portal, as determined by Rogers and as may be modified by Rogers from time to time;

"Server" means a server under the control of VENDOR or a subcontractor of VENDOR that hosts and communicates with all Clients related to the Application;

"Specifications" shall have the meaning ascribed thereto in Section 5.2;

"Successful Purchase" means each successful delivery of the Application to an End User in any given calendar month;

"Term" shall have the meaning ascribed to that term in Section 2;

"Use" includes any act which, if committed without the proper authorisation of the owner of an Intellectual Property Right, would constitute an infringement of such Intellectual Property Right; and

1.2 **Schedules:**

The following are the Schedules attached to and incorporated in this Agreement by reference and shall, for all purposes of this Agreement, form an integral part of it:

Schedule A	Description of the Application
Schedule B	Device Specification
Schedule C	Service Levels and End User Support
Schedule D	End User Licence

Schedule E   Revenue Share

2. TERM AND RENEWAL

This Agreement shall come into force on the Effective Date and shall continue to remain in effect for a period of two (2) years following the Effective Date (the **"Initial Term"**) unless earlier terminated pursuant to Section 12 hereof. After the expiration of the Initial Term, this Agreement will be automatically extended for an additional twelve month (12) month term (the **"Renewal Term"**) until terminated by either Party with at least thirty (30) days' written notice prior to the end of the Initial Term or the Renewal Term. The Initial Term and the Renewal Term are collectively referred to as the **"Term"**. Notwithstanding any number of renewals, this Agreement will be deemed a fixed term agreement and not an agreement of indefinite term. Nothing contained in this Agreement will be deemed to create any express or implied obligation on either Party to renew or extend this Agreement or to create any right to continue this Agreement on the same terms and conditions contained herein.

3. GRANT OF RIGHTS

3.1. **Rights Granted to Rogers**. VENDOR hereby grants to Rogers and its Affiliates during the Term a non-transferable licence to use, display, reproduce, copy, distribute, and sublicense the Application to End Users and permit End Users to access and use the Application on their Device(s), including the right to allow End Users to access and download the Application from the Server.

3.2. **Exclusive Licence.** The license granted by VENDOR to Rogers and its Affiliates pursuant to Section 3.1 herein shall be Exclusive from the Effective Date until January 31, 2007 (the "Exclusivity Period"). For the purposes of this Section 3.2, "Exclusive" shall mean that VENDOR shall not authorize any Rogers Competitor to use and distribute the Application during the Exclusivity Period.

3.2 **Restrictions on Use of Application**. Rogers shall not decompile or reverse compile, reverse engineer or reverse assemble, change or otherwise modify the Application without the express written consent of VENDOR.

3.3 **Previews.** For no additional fee payable to VENDOR, Rogers and its Affiliates are hereby granted the right, but not the obligation, to provide unlimited previews of the Application to End Users provided that such previews shall consist only of static screen shots of graphic or picture Application. VENDOR will ensure previews cannot be saved by an End User without such End User agreeing to purchase the Application.

4. RESPONSIBILITIES OF THE PARTIES

4.1 **VENDOR Responsibilities**. VENDOR comply with all obligations and covenants in this Agreement including the Schedules hereto, make available the Application described in Schedule A in English and French for the Devices listed in Schedule B in

the formats listed in such Schedule B, ensure that the Application functions, and is fit for use on Devices in accordance with Schedule B, support and deliver the Application in accordance with the service levels and End User support obligations set forth in Schedule C attached hereto, and provide Rogers with regular updates to the Application that VENDOR has developed. VENDOR will cause each End User to enter into an end user licence agreement in the form set forth in Schedule D for the Application, prior to making the Application available to End Users. VENDOR will host and maintain Application on a Server. The Server shall contain an Application management system which shall protect the Application from being used, distributed or otherwise exploited other than in accordance with this Agreement. VENDOR shall use commercially reasonable systems, tools and network security, including firewalls, to monitor and prevent unauthorised access to, and redistribution, duplication, modification or uploading of, the Application.

4.2 **Rogers' Responsibilities**. In consideration for VENDOR licensing and providing the Application to Rogers, Rogers will:

4.2.1 display the links to the Application through the Rogers Web/WAP Interfaces;

4.2.2 distribute and sub-license the Application to End Users under the VENDOR'S *AskMeNow* brand and a Rogers' brand, in accordance with mutual branding guidelines to be agreed upon between the parties;

4.2.3 subject to Rogers' obligations of confidentiality to applicable manufacturers, use commercially reasonable efforts to provide VENDOR with reasonable notice of the introduction of any new Device on which Rogers intends to provide the Application to Rogers' customers;

4.2.4 determine the Retail Price of the Application at its sole discretion and bill all End Users for all delivery and use of the Application; and

4.2.4 pay to VENDOR the Revenue Share set forth in Schedule E, all on the terms and conditions provided in Section 6.

4.2.5 use commercially reasonable efforts to distribute the Application.

5. ACCEPTANCE TESTING

5.1. **Installation and Acceptance.** VENDOR shall make the Application available to Rogers for quality assurance testing, internal user launch testing and limited commercial testing (the "Acceptance Testing"), all in the manner and to the extent as reasonably determined by Rogers. The Acceptance Testing shall be considered to have been successfully completed only if Rogers delivers to VENDOR a written notice (an "Acceptance Notice") to such effect. The Acceptance Notice shall specify a target launch period during which Rogers wishes the Application to be available to End Users prior to a Commercial Launch Date (in each case, the "Launch Period").

The Parties agree that Rogers shall have the right, acting on commercially reasonable terms, to evaluate the Application in its sole discretion.

5.2. **Deficiencies.** If, during the Acceptance Testing, all or any material part of the Application fails to perform in conformity with the Documentation for such Application and the specifications provided for such Application in Schedule B or as otherwise mutually developed by VENDOR and Rogers (the "Specifications"), Rogers shall deliver to VENDOR a written notice within seven (7) Business Days of such failure (a "Deficiency Notice") and the Deficiency Notice shall include a description of any deficiencies encountered during the Acceptance Testing. Within twenty (20) Business Days of receipt of a Deficiency Notice for the Application, or such earlier date as the Parties may agree in writing, and unless Rogers and VENDOR otherwise agree, VENDOR shall make, at its own cost and expense, such corrections, repairs, or fixes to the Application as required for the Application to conform to and perform in accordance with the Specifications. Upon VENDOR making the corrections, repairs or fixes to the Application, VENDOR shall forthwith notify Rogers in writing (a "Correction Notice") that the correction, repair, or fix has been successfully completed and that, in VENDOR's opinion, the deficiencies have been remedied. The Acceptance Testing shall then be resumed by Rogers for additional Acceptance Testing. The provisions of this clause 5.1 will also apply to any such additional Acceptance Testing. If the corrected, repaired, or fixed Application fails, after a third attempt (i.e. after two Correction Notices have been delivered to Rogers), to perform in conformity with the Specifications for such Application or three such attempts to correct, repair, or fix the Application by VENDOR have been made within sixty (60) days following the beginning of such Acceptance Testing, Rogers may, in its sole discretion and without limiting any other remedy available to it, terminate this Agreement forthwith without cost.

5.3. **Technical Support.** Rogers will provide technical documentation to VENDOR to support the design of the Application and VENDOR shall comply with the technical documentation provided by Rogers in connection with the Rogers Service.

6. REVENUE SHARE AND PAYMENT

6.1. **Revenue Sharing.** From the Commercial Launch Date, Rogers shall remit monthly to VENDOR the Monthly Revenue for Successful Purchases multiplied by the Revenue Share set forth in Schedule E.

6.2. **Payment.** Within sixty (60) days of the end of each calendar month, Rogers shall provideVENDOR with a report detailing for such calendar month: (i) the number of End Users of the Application; (ii) the Monthly Revenue earned in connection thereto; and (iii) the applicable Revenue Share. VENDOR shall invoice Rogers based on such report on a monthly basis and such invoices shall be submitted in duplicate to the address designated by Rogers in Section 13.5 and each invoice shall include the amount of the Monthly Revenue, the Revenue Share, applicable taxes and the total invoiced amount. Rogers will pay VENDOR the appropriate undisputed fees within

fifty (50) days of receipt of a valid invoice from VENDOR unless there is a dispute with respect to such fees in which case Section 13.6 shall apply. All payments will be made by cheque by Rogers. Rogers shall be responsible for remitting all applicable transaction taxes related to the sale of the Application to End Users. All payments shall be made in Canadian dollars. VENDOR will maintain records of all Applications requested and downloaded by End Users for the Term and for five (5) years thereafter.

6.3. **Only Fees.** For greater certainty, the Revenue Share set forth in Schedule E represents the only compensation to be paid by Rogers to VENDOR pursuant to this Agreement, unless otherwise agreed in writing by Rogers and VENDOR.

6.4. **Withholding Taxes.** Notwithstanding any other provision of this Agreement, Rogers shall be entitled to withhold from all amounts payable to VENDOR hereunder all applicable withholding taxes and to remit same to all applicable taxing authorities as required by law.

7. END USER DATA

7.1 **Rogers User Data.** All Rogers User Data is Confidential Information and is the exclusive property of Rogers. Except as otherwise allowed under this Agreement, VENDOR will not, store, copy, analyse, monitor or otherwise use any Rogers User Data. If Rogers User Data is made available to VENDOR, VENDOR will not store, copy, analyse, monitor or otherwise use that data unless the Parties have entered into a separate written agreement governing the use of that data.

7.2 **Privacy.** Each of Rogers and VENDOR shall ensure that the collection and use by Rogers and VENDOR of any End User information or data and Rogers User Data in connection with the purchase, use or operation of the Application complies in all respects with:

(a) all applicable privacy laws, regulations and policies; and

(b) the privacy policies of Rogers, to the extent that such policies have been provided to VENDOR.

With the exclusion of Contextual Advertising VENDOR incorporates into the answers it provides the End User with as part of the Application. VENDOR shall not, during the Term or at any time following the end of the Term, use any End User information to divert End Users from using Rogers' products or services, for marketing or promotions to End Users regarding a business, product or service in competition with Rogers, or for distributing mass or unsolicited messages or other online communication (**"Spamming"**) through or into Rogers' products or services.

8. WARRANTY

8.1 **Representations, Warranties and Covenants of VENDOR.** VENDOR represents, warrants and covenants to Rogers and its Affiliates as follows:

(a) it has the power and authority to enter into this Agreement and perform its obligations hereunder;

(b) it has duly authorised, executed and delivered this Agreement and this Agreement, once executed, constitutes a legally valid and binding obligation of VENDOR enforceable against VENDOR in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and subject to general equitable principles;

(c) the Application has been or will be designed, developed and implemented and will function in accordance with the Specifications, the applicable Documentation, and the highest industry standards for Application, codes and software of similar functionality;

(d) the Application will not violate, infringe or misappropriate any Intellectual Property Right or any other proprietary right of a third party;

(e) VENDOR is and will be, during the Term, the legal and beneficial owner or authorised licensee of all Intellectual Property Rights in the Application free and clear of all liens, charges and encumbrances to the extent that the same may restrict or limit the ability of VENDOR to perform its obligations or the ability of Rogers to exercise its rights under this Agreement and VENDOR has the full power and authority to grant the licences and rights and to perform its obligations herein contemplated without the consent of any other Person and the Application and Rogers' use thereof does not and will not infringe any Intellectual Property Right or any other proprietary right of any Person, or constitute a libel or defamation of any Person;

(f) the Application will not contain any back door, time bomb, drop-dead device or other software routine designed to disable the Application automatically either with the passage of time or under positive control of any Person, other than as specifically agreed with Rogers;

(g) the Application will not contain any viruses, Trojan horses, worms or other software routines designed to disable, erase, or otherwise harm the Application or any Device used to access any of the foregoing;

(h) it has not granted and will not grant any rights or licences to the whole or any part of the Application or any other Intellectual Property Rights or technology that would conflict with VENDOR's obligations or Rogers' rights under this Agreement;

(i) the Application provided by VENDOR will be created solely by, or licensed by VENDOR, and VENDOR has obtained all assignments of Intellectual Property Rights from its employees and contractors and its contractors' employees necessary to grant the rights to Rogers herein granted;

(j) the provision of the Application, and the other services provided hereunder, shall be performed with reasonable skill and care;

(k) it shall maintain the Application in a private and secure area within the Server;

(l) it will not use the Connection other than for the purpose of carrying out its obligations under this Agreement; and without limiting the generality of the foregoing, VENDOR shall not directly:

(i) access or scan any equipment, device, software, data, or any confidential, copyright protected or patent protected material of any other person, without the knowledge and consent of such person, nor use any tools designed to facilitate such access or scan;

(ii) upload, post, transmit, reproduce, or distribute in any way, information, software or other material that is protected by copyright, or other proprietary right, or related derivative works, without obtaining permission of the copyright owner or rightholder;

(iii) alter, modify, disrupt or tamper with the Rogers network or any aspect thereof; restrict, inhibit or otherwise interfere with the ability of any other Person to use or enjoy the Rogers network or create an unusually large burden on the Rogers network, including, without limitation: posting or transmitting any information or software that contains a virus or other harmful or debilitating feature; Spamming; or otherwise independently generating levels of traffic sufficient to impede others' ability to send or retrieve information; or

(iv) interfere with computer networking or telecommunications service to or from any user, host or network, including but not limited to denial of service attacks, seizure or abuse of operator privileges (**"hacking"**) or attempting to **"crash"** a host.

8.2 **Representations, Warranties and Covenants of Rogers.** Rogers represents, warrants and covenants to VENDOR as follows:

(a) it has the power and authority to enter into this Agreement and perform its obligations hereunder; and

(b) it has duly authorised, executed and delivered this Agreement and this Agreement, once executed, constitutes a legally valid and binding obligation of

Rogers enforceable against Rogers in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and subject to general equitable principles.

8.3 **Other Warranties Expressly Disclaimed.** EXCEPT AS EXPRESSLY PROVIDED HEREIN, ROGERS MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ROGERS NETWORK, THE CONNECTION AND SERVICES, AND VENDOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE APPLICATION, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS AS TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, VENDOR ACKNOWLEDGES THAT: (A) ALL USE OF THE ROGERS NETWORK, THE CONNECTION AND ROGERS SERVICE IS PROVIDED **"AS IS"** AND **"AS AVAILABLE"**, WITHOUT WARRANTY OF ANY KIND; (B) ROGERS DOES NOT WARRANT UNINTERRUPTED USE OR OPERATION OF THE ROGERS NETWORK, THE CONNECTION AND ROGERS SERVICE; (C) ROGERS DOES NOT WARRANT THAT ANY DATA OR FILE SENT USING THE ROGERS NETWORK, THE CONNECTION AND ROGERS SERVICE SHALL BE TRANSMITTED IN UNCORRUPTED FORM OR WITHIN A REASONABLE PERIOD OF TIME; AND (D) ROGERS MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE SALES THAT MAY BE OBTAINED FROM THE HOSTING OF THE APPLICATION IN ACCORDANCE WITH THIS AGREEMENT. VENDOR FURTHER ACKNOWLEDGES AND AGREES THAT ROGERS DOES NOT WARRANT THAT THE ROGERS NETWORK, THE CONNECTION AND ROGERS SERVICE SHALL CONFORM TO ANY PARTICULAR SPECIFICATIONS AND THAT ROGERS MAY MODIFY ANY OF THE ROGERS NETWORK, THE CONNECTION AND ROGERS SERVICE (NOT INCLUDING VENDOR'S APPLICATION) IN ITS SOLE DISCRETION WITHOUT NOTICE TO VENDOR.

9. CONFIDENTIALITY

9.1 **Use/Safeguarding Confidential Information.** During the Term and for a period of three (3) years thereafter, Receiving Party shall not use Disclosing Party's Confidential Information for any purpose other than to exercise or perform its rights or obligations under this Agreement. Receiving Party shall not, without the prior written consent of Disclosing Party, copy or otherwise reproduce Disclosing Party's Confidential Information, or disclose, disseminate or otherwise communicate, in whole or in part, Disclosing Party's Confidential Information to any third party except to officers, directors and employees of Receiving Party (and, in the case of Rogers, to any Rogers' Affiliates and their officers, directors, employees and agents) who need to know the Confidential Information and who will have undertaken to treat the Confidential Information in accordance with the provisions of this Section. Receiving Party further agrees that it shall safeguard Disclosing Party's Confidential Information

from disclosure using efforts no less commensurate with those Receiving Party employs for protecting the confidentiality of its own Confidential Information which it does not desire to disclose or disseminate, but in no event less than reasonable care. If Receiving Party becomes compelled by law or order of court or administrative body to disclose any of Disclosing Party's Confidential Information, Receiving Party shall be entitled to disclose such Confidential Information *provided* that: (i) Receiving Party provides Disclosing Party with prompt prior written notice of such requirements to allow Disclosing Party to take any necessary action to safeguard the Confidential Information; and (ii) if required to do so, Receiving Party shall furnish only that portion of Disclosing Party's Confidential Information which is legally required to be disclosed and shall exercise its best efforts to obtain assurances that Confidential Information will be treated in confidence.

9.2 **Remedies.** Receiving Party agrees that Disclosing Party may be irreparably injured by a breach of this Agreement and that Disclosing Party may be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which Disclosing Party may be entitled at law or in equity in the event of any breach of the provisions hereof. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity.

9.3 **Return of Confidential Information.** Upon the Disclosing Party's request and, in any event, when this Agreement has expired or terminated, the Receiving Party will promptly return to the Disclosing Party or destroy, except for one copy of Disclosing Party's Confidential Information, which may be retained for evidence purposes only, all Confidential Information that has been supplied by the Disclosing Party and is in the Receiving Party's possession or control.

10. PROPERTY RIGHTS

10.1 **VENDOR**. Rogers acknowledges and agrees that VENDOR owns all right, title and interest in and to VENDOR's Marks, the Application (excluding third party applications and services incorporated in the Application pursuant to valid licence rights) and the reports generated and/or provided by VENDOR pursuant to this Agreement except to the extent that such reports contain, summarise or list the Rogers User Data, and any and all Intellectual Property Rights associated therewith, and except for the licences in this Agreement, nothing in this Agreement confers on Rogers any right of ownership in the foregoing.

10.2 **Rogers**. VENDOR acknowledges and agrees that Rogers owns all right, title and interest in and to Rogers' Marks, the Rogers Web/WAP Interfaces, the Rogers User Data, Rogers' wireless network and the Rogers Service, and any and all Intellectual Property Rights associated therewith, and except for the licences in this Agreement,

nothing in this Agreement confers on VENDOR any right of ownership in the foregoing.

11. INDEMNITY

11.1 **Indemnification of Rogers.** VENDOR shall indemnify and save each of Rogers, Rogers' Affiliates, and their respective directors, officers, employees, and agents, harmless of and from any loss, liability, claim, damage or expense (whether or not involving a third party claim) (including reasonable legal expenses) suffered by, imposed upon or asserted against Rogers, Rogers' Affiliates and their respective directors, officers, employees, or agents, as a result of, in respect of, connected with or arising out of, under or pursuant to any claim that the creation, sale, licence or use of the Application infringes any third party Intellectual Property Rights provided that:

(i) VENDOR shall be notified promptly in writing by Rogers of any notices of any such claim;

(ii) VENDOR at its option shall have the sole control of the defence of any action on such claim and all negotiation of its settlement or compromise; and

(iii) Rogers shall co-operate reasonably with VENDOR in the defence, settlement or compromise of such claim, at VENDOR's cost and expense.

11.2 Responses to Intellectual Property Rights Indemnification Claims. In the event that an infringement claim pursuant to Section 11.1 arises or in VENDOR's opinion is likely to arise, VENDOR may, at its option and expense, and in addition to any indemnity provided in Section 11.1: (i) procure for Rogers the right to continue using the Application; (ii) modify the Application so that it becomes non-infringing; or (iii) terminate this Agreement, accept return of the Application and grant Rogers credit for any fee paid for such infringing Application in the preceding 12 months.

11.3 LIMITATION OF LIABILITY. OTHER THAN WITH RESPECT TO VENDOR'S OBLIGATIONS TO INDEMNIFY UNDER SUBSECTION 11.1 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR LOSS OF PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT INCLUDING NEGLIGENCE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES AGREE THAT ANY AWARD ORDERED AGAINST A PARTY DUE TO A THIRD PARTY CLAIM FOR INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT FOR WHICH IT IS INDEMNIFIED BY THE OTHER PARTY SHALL BE CHARACTERISED AS DIRECT DAMAGES, IRRESPECTIVE OF WHETHER SUCH AWARD CONTAINS OTHER TYPES OF DAMAGES. FURTHERMORE, A PARTY'S TOTAL LIABILITY WITH RESPECT TO

ANY AND ALL CLAIMS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND PRODUCT LIABILITY), STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE; OR NON-PERFORMANCE OF ANY OBLIGATION'S UNDER THIS AGREEMENT, SHALL NOT EXCEED THE OTHER PARTY'S DIRECT DAMAGES, IF ANY, LIMITED HOWEVER TO AN AMOUNT OF $2,000,000 PER EVENT OR SERIES OF EVENTS IN A TWELVE (12) MONTH PERIOD, BEING UNDERSTOOD THAT THIS LIMIT OF LIABILITY SHALL NOT APPLY FOR: (A) DAMAGES RESULTING FROM A BREACH OF CONFIDENTIALITY OR PRIVACY; (B) BODILY INJURIES, INCLUDING DEATH; (C) PROPERTY DAMAGES; OR (D) CLAIMS PURSUANT TO SUBSECTION 11.1 ABOVE.

12. TERMINATION

12.1 **Insolvency.** Either Party may immediately terminate this Agreement, upon written notice to the other Party, if such other Party is subject to proceedings in bankruptcy or insolvency, voluntarily or involuntarily, if a receiver is appointed with or without the other Party's consent, if the other Party assigns its property to its creditors or performs any other act of bankruptcy or if the other Party becomes insolvent and cannot pay its debts when they are due.

12.2 **Material Breach.** Either Party (the **"Terminating Party"**) may terminate this Agreement in the event of a breach by the other Party (the **"Defaulting Party"**) of a material obligation hereunder, provided that such breach in the Terminating Party's reasonable opinion is not cured within twenty (20) Business Days of notification by the Terminating Party of such breach.

12.3 **Termination of Convenience**. Notwithstanding Section 2 hereof, Rogers shall have the right to terminate all or any part of this Agreement for convenience at any time and without cost during the Term forthwith upon giving VENDOR sixty (60) days' prior written notice.

12.4 **Consequences of Termination.** Upon termination or expiry of this Agreement howsoever arising, VENDOR shall be entitled to cease permitting Rogers, or End Users of Rogers, from accessing or operating the Application. Notwithstanding any other provision hereof:

12.4.1 the termination or expiry of all or any part of this Agreement will not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement or such part thereof prior to the time of termination or expiry and those rights will survive the termination or expiry of this Agreement or any part hereof; and

12.4.2 Sections 8.3, 9, 10, 11 and 13.4 and any other provision which by law or by its nature should survive, shall survive the termination or expiry of all or any part of this Agreement

Save as otherwise provided herein and to any rights or obligations that have accrued prior to termination, neither Party shall have any further obligation to the other under this Agreement upon termination.

12.5 **Transition Assistance.** Upon termination or expiration of this Agreement, should Rogers elect to continue providing its End User with an application provided by a third party similar to the Application, VENDOR will continue to provide Rogers with the Application and fulfill its obligations hereunder for the purpose of ensuring transition to an alternate third party provider in replacement of VENDOR or to an in-house application (the "Transition Assistance") for as long as the Transition Assistance is requested by Rogers, up to a maximum of 180 days after the last day of the Term or the date specified in any notice of termination (the "Transition Period"). In particular VENDOR will co-operate with Rogers and all of Rogers' other service providers to assist in a smooth transition to Rogers and/or other service providers.

13. GENERAL PROVISIONS

13.1 **Successors and Assigns.** This Agreement shall inure to the benefit of, and shall be binding on, the Parties and their respective successors and permitted assigns provided that neither Party may assign or subcontract this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party hereto, except as otherwise set forth in this Section 13.1. Notwithstanding the foregoing, Rogers may assign this Agreement or any of its rights or obligations hereunder (including the licences granted to Rogers pursuant to Section 3.1), without the prior written consent of VENDOR, to an Affiliate, to a Person of which Rogers holds, directly or indirectly, a 50% or greater interest, or to a purchaser of all or substantially all of Rogers' assets. VENDOR acknowledges that a change in control of Rogers shall not be considered an assignment by Rogers of this Agreement.

13.2 **Relationship of Parties**. VENDOR is an independent contractor of Rogers. This Agreement shall not be construed to and does not create a relationship of agency, partnership, employment or joint venture. Neither Party shall have the authority to bind the other Party without the prior written consent of the Party who is sought to be bound. The inclusion of portions of this Agreement in VENDOR's arrangements with its suppliers or subcontractors shall not create a contractual relationship between a supplier or subcontractor of VENDOR and Rogers.

13.3 **Force Majeure.** No Party to this Agreement shall be liable to the other Party for any failure or delay in fulfilling an obligation hereunder, if said failure or delay is attributable to circumstances beyond its reasonable control, including, but not limited to, any fire, power failure, labour dispute or government measure ("**Force Majeure**"). The Parties agree that the deadline for fulfilling the obligation in question shall be extended for a period of time equal to that of the continuance of the Force Majeure. VENDOR shall use all commercially reasonable efforts to minimise the effect of the Force Majeure on its performance under this Agreement. Notwithstanding the

continuance of an event of Force Majeure, VENDOR may not delay performance of its obligations under any circumstances by more than thirty (30) Business Days, otherwise Rogers may terminate this Agreement and procure the product, service or application from a third party, at its sole discretion.

13.4 **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, without regard to its choice of laws principles, and the federal laws of Canada applicable therein. The Parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the Province of Ontario for any legal proceedings arising out of this Agreement or the performance of the obligations hereunder and hereby waive trial by jury.

13.5 **Notices.** All notices under the terms of this Agreement shall be given in writing and sent by registered mail or facsimile transmission or shall be delivered by hand to the following addresses:

ROGERS WIRELESS PARTNERSHIP	**InfoByPhone Inc., d.b.a.** **AskMeNow**
Address: One Mount Pleasant Road Toronto, Ontario M4Y 2Y5	Address: 26 Executive Park Irvine, California 92614
Attention: VP, New Services Marketing	Attention: Darryl Cohen Title CEO
Fax No.: (416) 935-5911	Fax No.: 949-861-2591

With a copy to:

ROGERS COMMUNICATIONS INC.

Legal Department
333 Bloor Street East, 9th Floor
Toronto, Ontario M4W 1G9

Attention: Vice President and Associate General Counsel

Fax No. (416) 935-2574

All notices shall be presumed to have been received when they are hand delivered, or within five (5) Business Days of their mailing, or on the Business Day following the day of facsimile transmission.

13.6 **Dispute Resolution.** If any dispute or question (in this Section called a **"Dispute"**) shall arise during the Term between the Parties concerning the interpretation of this Agreement or any part hereof (other than the interpretation of any provision of Sections 8, 9, 10, 11 and 12), the Parties shall in good faith attempt to resolve such Dispute promptly and in an amicable manner under the following informal dispute resolution procedure. If a Dispute arises which is not resolved by the operational personnel involved, VENDOR's Account Manager or such other senior operations manager of VENDOR's designated by VENDOR from time to time to serve in such capacity and Rogers' Director or such other senior operations manager of Rogers designated by Rogers from time to time to serve in such capacity (in this Section collectively called the **"Dispute Resolution Committee"**) shall be notified. The Dispute Resolution Committee, made up of equal representation, shall meet within fifteen (15) days of being notified of a Dispute. In the event that the Dispute Resolution Committee is unable to resolve any such Dispute, it shall notify a VENDOR VP and a Rogers VP (in this Section collectively called the **"Executive Managers"**). Each Party's Executive Manager shall meet as promptly as possible. If the Executive Managers cannot resolve the Dispute within thirty (30) days after being notified of a Dispute, each Party may take whatever steps are necessary to protect its interests. However, no Dispute (other than a Dispute concerning the interpretation of any provision of Sections 8, 9, 10, 11 and 12) shall be the subject of litigation or other formal proceeding between the Parties before being considered by the Dispute Resolution Committee and the Executive Managers as set forth in this Section; provided, however, that either Party may seek injunctive or equitable relief as otherwise provided for in this Agreement without complying with the above described procedure.

13.7 **Further Assurances.** Each Party shall at any time and from time to time, upon each request by the other Party, execute and deliver such further documents and do such further acts and things as the other Party may reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

13.8 **Severability.** If any provision, or portion thereof, of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions of this Agreement, and each provision, or portion thereof, is hereby declared to be separate, severable and distinct.

13.9 **Waiver.** A waiver of any provision of this Agreement shall only be valid if provided in writing and shall only be applicable to the specific incident and occurrence so waived. The failure by either Party to insist upon the strict performance of this Agreement, or to exercise any term hereof, shall not act as a waiver of any right, promise or term, which shall continue in full force and effect.

13.10 **Remedies Cumulative.** No single or partial exercise of any right or remedy under this Agreement shall preclude any other or further exercise of any other right or remedy in this Agreement or as provided at law or in equity. Rights and remedies provided in

this Agreement are cumulative and not exclusive of any right or remedy provided at law or in equity.

13.11 **Number and Gender.** Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

13.12 **Business Days.** Any payment or notice that is required to be made or given pursuant to this Agreement on a day that is not a Business Day shall be made or given on the next Business Day.

13.13 **Conflicts.** In the event of any conflict or inconsistency between the terms of the main body of this Agreement and any Schedule, the terms of the main body of this Agreement shall prevail, unless otherwise expressly indicated and subject to any applicable provisions or laws in respect of tariffs or other regulatory matters.

13.14 **Amendment.** This Agreement may only be amended by written agreement duly executed by authorised representatives of the Parties.

13.15 **Entire Agreement**. This Agreement (including the Schedules) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall replace all prior promises or understandings, oral or written.

13.16 **Currency.** Unless otherwise specifically noted with respect to specific amounts all dollar amounts referred to in this Agreement are in Canadian dollars.

13.17 **No Contra Proferentem**. The Parties acknowledge and agree that each Party has had ample opportunity to obtain the legal and other professional advice that such Party deems necessary or desirable with respect to this Agreement and the transactions and documents contemplated herein and that in construing any provision in this Agreement or any document contemplated herein the legal principle of **"contra proferentem"** shall not apply or be applied.

13.18 **Counterparts: Electronic Signature.** This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. To expedite the process of entering into this Agreement, the Parties acknowledge that Transmitted Copies of the Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. **"Transmitted Copies"** will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

13.19 **Responsibility for Costs**. Except as otherwise expressly provided hereunder, each Party shall be responsible for all costs and expenses incurred by it in connection with its performance of this Agreement.

13.20 **No Exclusivity.** Notwithstanding any other provision of this Agreement, VENDOR acknowledges and agrees that this Agreement in no way limits or prohibits Rogers from purchasing or deploying any products or technology similar to the Application from any other Person.

AGREED TO AND SIGNED in duplicate by the duly authorised representatives of the Parties.

ROGERS WIRELESS PARTNERSHIP

By: ______________________

Title: P. RAJ DOSHI
Vice President, Device & Product Management

Date: ______________________

By: ______________________

Title: ______________________

Date: ______________________

InfoByPhone, Inc. d.b.a AskMeNow

By: ______________________

Title: Darryl Cohen, CEO

Date: 4/2/06

APPROVED AS TO FORM
RCI LAW

13.20 <u>No Exclusivity.</u> Notwithstanding any other provision of this Agreement, VENDOR acknowledges and agrees that this Agreement in no way limits or prohibits Rogers from purchasing or deploying any products or technology similar to the Application from any other Person.

AGREED TO AND SIGNED in duplicate by the duly authorised representatives of the Parties.

ROGERS WIRELESS PARTNERSHIP	**InfoByPhone, Inc. d.b.a AskMeNow**
By: [signature]	By: [signature]
Title:	Title: Darryl Cohen, CEO
Date:	Date: 4/2/06
By: [signature]	
Title: P. RAJ DOSHI Vice President, Device & Product Management	
Date:	